Exhibit 99.1

Investor Contact	Media Contact

Geoffrey Helliwell	Thomas Anderson
Treasurer	Vice President
(978) 715 - 1041	Corporate Communications
(800) 225 - 3384	(978) 715 - 1043
Geoffrey_Helliwell@Millipore.com	(800) 225 - 3384
Thomas_Anderson@Millipore.com

Millipore Revenues Up 12 Percent in First Quarter

Billerica, Massachusetts, April 21, 2005 – Millipore Corporation (NYSE/MIL) announced today that its first quarter sales were $250 million, up 12 percent from the same period of 2004. In constant currency, quarterly revenue growth was 10 percent for the quarter.

First quarter earnings were $0.64 per share, compared to $0.55 per share in the same quarter of last year, a 16 percent increase. Included in the results for the quarter were pretax expenses of $4.5 million related to CEO transition costs and $3.8 million in employee severance related costs. Pro forma earnings for the quarter, excluding these items, were $0.77 per share, a 40 percent increase compared to the same period last year.

Millipore’s strong revenue growth in the first quarter was largely driven by sales of consumables and services for biotechnology process development and production in North America. Martin Madaus, Millipore’s Chairman and CEO, noted: “Several of our key biotech accounts advanced the timing of orders to the first quarter, boosting our performance. Our prospects in biotechnology remain promising, short term and long term, although the timing of orders will continue to vary.”

Millipore’s first quarter revenue growth by market area was as follows (in millions):

Revenues by Market Area	Q1 2005	Q1 2004	% Growth
Biotechnology	$83	$70	18%
Life science	30	30	—
Other bioscience	109	103	7%

Total net sales in constant currencies	222	203	10%
Foreign exchange impact	28	19

Total net sales in U.S. dollars	$250	$222	12%

Millipore’s first quarter revenue growth by geography was as follows (in millions):

Revenues by Geographic Area	Q1 2005	Q1 2004	% Growth U.S. Dollars	% Growth Constant Currency
Americas	$103	$89	16%	16%
Europe	103	90	13%	7%
Asia/Pacific	44	43	3%	1%

Total net sales in U.S. dollars	$250	$222	12%	10%

Use of Non-GAAP Financial Measures

In addition to analyzing U.S. GAAP financial results, management also analyzes “non-GAAP” and “pro forma” financial measures as we believe these measures may allow for a better understanding of the underlying business trends. “Constant currency” is a non-GAAP measure whereby foreign currency balances are translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2005, thus excluding the impact of fluctuations in the actual foreign currency rates. Pro forma basis financial results reflect U.S. GAAP results, translated at actual rates of exchange and adjusted for unusual or non-operating items.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, April 21, 2005 at 5:30 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast will be available online the day after the event.

About Millipore

Millipore is a multinational, bioscience company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 2, 2005	April 3, 2004
Net sales	$250,178	$222,469
Cost of sales	114,103	100,910

Gross profit	136,075	121,559

Selling, general and administrative expenses	77,433	67,782
Research and development expenses	16,073	15,997

Operating income	42,569	37,780

Interest income	675	416
Interest expense	(1,834)	(2,878)

Income before income taxes	41,410	35,318
Provision for income taxes	9,110	8,123

Net income	$32,300	$27,195

Diluted income per share	$0.64	$0.55

Diluted weighted average shares outstanding	50,327	49,889

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 2, 2005	December 31, 2004
Assets

Cash and cash equivalents	$141,330	$152,144
Accounts receivable, net	198,644	181,911
Inventories	139,125	143,714
Deferred income taxes	45,315	54,247
Other current assets	10,164	8,840

Total current assets	534,578	540,856

Property, plant and equipment, net	343,478	351,004
Deferred income taxes	91,740	85,197
Intangible assets, net	18,887	19,584
Goodwill	9,433	9,433
Other assets	7,352	7,745

Total assets	$1,005,468	$1,013,819

Liabilities and shareholders’ equity

Accounts payable	$62,915	$66,970
Other current liabilities	86,829	96,040

Total current liabilities	149,744	163,010

Long-term debt	133,000	147,000
Other liabilities	63,592	64,959
Shareholders’ equity	659,132	638,850

Total liabilities and shareholders’ equity	$1,005,468	$1,013,819

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041